Exhibit 10.1

October 6, 2021

Via DocuSign

Ross Levinsohn

16100 Anoka Drive

Pacific Palisades, CA 90272

Re: Special Bonus

Dear Ross:

We refer to the Second Amended & Restated Employment Agreement dated as of August 26, 2020 (the “Employment Agreement”) between you and TheMaven, Inc., (the “Company”). Capitalized terms not defined herein shall have the meanings ascribed them in the Employment Agreement.

In recognition of your continued service with the Company, and of the Company’s continued success under your leadership, we are pleased to offer you a one-time bonus in the amount of $300,000, less all applicable withholdings and deductions required by law (the “Bonus”).

You will be eligible to receive the Bonus if all of the following eligibility criteria are satisfied:

●	The Company completes a listing of its common stock on a Nasdaq exchange.
●	You are actively employed by the Company on the date of such listing (the “Listing Date”).
●	You have not given notice of your intent to resign from employment with the Company.

If you are eligible to receive the Bonus, it will be paid to you on the first regularly scheduled pay date following the Listing Date.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Bonus; provided, however, that this letter agreement shall not supersede any other agreements between the Company and you.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of California, including, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of California.

Please sign this letter agreement via DocuSign.

Very truly yours, THEMAVEN, INC.

By:
Douglas Smith
Chief Financial Officer

Agreed to and accepted by:

Ross Levinsohn

Cc: Human Resources